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     The Board of Directors
     California Financial Holding Company:

     We consent to incorporation by reference in the post-effective amendment on Form S-8 to the Registration Statement (No. 33-19998) on Form S-4; in the Registration Statement (No. 33-62584) on Form S-8; in the Registration Statement (No. 33-41917) on Form S-3; and in the Registration Statement (No. 33-96308) on Form S-8 of California Financial Holding Company (the Company) of our report dated February 16, 1996 relating to the consolidated statements of financial condition of the Company as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995.



     February 16, 1996                                     KPMG Peat Marwick LLP
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